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EXHIBIT10.2
SEVERANCE AGREEMENT
BEFORE SIGNING THIS SEVERANCE AGREEMENT (THE “AGREEMENT”), YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY. YOUR SIGNATURE MUST BE WITNESSED.
This Agreement is entered into knowingly and voluntarily by and between William S. Hart (“Employee”), and Cliffs Natural Resources Inc. and its affiliates identified in Section III.A below (collectively, the “Company”). Employee and the Company are referred to each individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Employee’s employment with the Company will terminate on March 25, 2014 or on such earlier date (the “Termination Date”) upon a request by the Company’s Board of Directors (the “Board”) for his role to be made redundant. On the Termination Date, Employee will cease to serve as Senior Vice President, Chief Strategy Officer of the Company, and shall resign from any other position that he then holds with the Company.
B.Employee shall fully and reasonably cooperate with the Company following the Termination Date to help effect a smooth transition.
C.Employee and the Company desire to establish the terms for an amicable separation of Employee’s employment on the Termination Date, to facilitate an appropriate transition of Employee’s responsibilities to the Company and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.
D.The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment.
E.Receipt of the payments and benefits described herein requires (i) execution, (ii) delivery to the Company, and (iii) non-revocation, of the Release (as defined below), all within the time frames specified in the Release.
AGREEMENT
I.    TERMINATION, SEVERANCE PAYMENTS AND BENEFITS
A.On the Termination Date, Employee’s employment with the Company shall cease, he shall cease to be the Senior Vice President, Chief Strategy Officer of the Company, and he shall resign from any other positions that he then holds with the Company as of the Termination Date. Employee further agrees to execute any further documents required to effectuate such resignations as may be requested by the Company. As of the Termination Date, Employee shall be released from his duties with the Company and cease to have any authority to conduct business on behalf of the Company. Employee will continue to receive his base salary and employee benefits, in the ordinary course of business consistent with past practice, through the Termination Date.
B.Subject to Section I.C., Employee shall receive the following payments (collectively, the “Payments”) and benefits (collectively, the “Benefits”) if Employee (i) executes this Agreement, (ii) signs and delivers the release of claims in the form attached hereto as Exhibit A (the “Release”) no earlier than the calendar day following the Termination Date and no later than the later of five (5) calendar days following the Termination Date or the day after the end of the time period described in Section V.A. of the Release; and (iii) does not revoke the Release prior to the “Effective Date” (as defined in Section V.D. of the Release):

1.
A cash payment equal to One Million One Hundred Forty-Seven Thousand Five Hundred Australian Dollars (AUD $1,147,500), which is equal to eighteen (18) months Base Pay (AUD $450,000 * 1.5 = AUD $675,000) plus one and a half (1.5) times an additional amount that represents an annual incentive bonus payable at target (AUD $450,000 * 70% * 1.5 = AUD $472,500) and which takes into consideration the required payment in lieu of notice, paid, less appropriate Australian taxes, in a lump sum that shall be paid within thirty (30) days after the Effective Date (the “Payment Date”).  A 15% superannuation contribution will be made on this cash payment.

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2.
Employee shall continue to participate in the Company’s Executive Management Performance Incentive Plan (the “EMPI Plan”) for 2014 on a prorated basis, with the bonus payout to be determined based on actual performance during the applicable performance period and paid, less Australian taxes, in a lump sum when (but not prior to the Effective Date), and at the rate, the EMPI Plan bonuses are paid to active employees of the Company. For the avoidance of doubt, (i) Employee’s EMPI Plan bonus for 2014 shall be prorated and he shall receive a one-third (1/3) share based upon the number of full months he was employed by the Company in 2014, and (ii) Employee shall not participate in the EMPI Plan for 2015 and subsequent years. No superannuation contribution will be payable on the 2014 EMPI payment.

3.
A cash payment equal to the base salary Employee would have earned for the period from the Termination Date through March 31, 2014 had he continued to work through March 31, 2014, paid, less Australian taxes, in a lump sum on the Payment Date.

4.
Employee shall receive a Private Health Insurance Reimbursement of One Thousand Seven Hundred Forty Australian Dollars (AUD $1,740) provided Employee submits the required Expense Reimbursement Form to APAC Payroll before Employee’s termination date.

5.
Employee shall be entitled to vest in the performance share awards held by him on the date hereof based on actual performance through the entire applicable performance period of each such award, in each case with the number of shares earned prorated by multiplying (1) the number of shares earned, without regard to this sentence, by (2) the quotient of (i) the number of months in the applicable performance period through March 31, 2014, over (ii) the number of full months in such performance period; with the number of shares so earned to be paid out in the manner and at the time (but not prior to the Effective Date) specified by the terms of each such award.

6.
Employee shall be entitled to vest in the restricted share unit awards held by him on the date hereof, with the number of shares earned in the case of each such award prorated by multiplying (1) the number of shares earned, without regard to this sentence, by (2) the quotient of (i) the number of months in the applicable vesting period through March 31, 2014, over (ii) the number of full months in such vesting period; with the number of shares so earned to be paid out in the manner and at the time (but not prior to the Effective Date) specified by the terms of each such award.

7.	Company provided tax services through Grant Thornton International Ltd. for the tax years 2013, 2014 and 2015.

8.
Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Agreement for so long as it provides such indemnification for its active senior executives. In addition, the Company shall continue to maintain D&O coverage that covers past executives to the same extent that it covers present executives. Finally, in the event of a change in control in which the Company is not the survivor, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers the past executives of the Company.

C.Should Employee breach any of the covenants contained in Sections V (relating to the covenant of confidentiality), VII (relating to covenant to cooperate with the Company), VIII (relating to the covenant not to disparage the Company), and IX (relating to the covenant not to solicit employees) of this Agreement, Employee shall be required to return the Payments and the value of the Benefits already received under this Agreement in excess of one (1) month’s Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits under this Agreement.
D.Subject to Section I.C., should Employee die prior to receipt of the Payments set forth in Section I.B., then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of his/her heirs.
E.The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.

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F.Employee shall remain subject to the Company's tax equalization policy on applicable compensation, and payments made under this Agreement may be subject to a hypothetical tax deduction in accordance with the policy. The Parties shall promptly settle any tax equalization balance and the Company shall have the right to offset Payments under this Agreement by any tax equalization amounts payable by the Employee.
G.All payments provided for under this Agreement shall be made in Australian Dollars.
II.    REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Agreement.

•	The Company is not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Agreement and the Release have become effective.

•	Employee executes this Agreement knowingly and voluntarily, in order to induce Company to provide the Payments and Benefits.

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Agreement.

•	The Payments and Benefits that Employee will receive in exchange for executing this Agreement and the Release are in addition to anything of value to which Employee is already entitled.

•
The Payments and Benefits provided for in this Agreement are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Agreement and the Release.

•
The Payments and Benefits provided for in this Agreement are not intended to be provided in addition to any payments or benefits that now may be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment and Benefits made under this Agreement in excess of one month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Payments and Benefits shall be treated as having been given in exchange for the other covenants, agreements and obligations of this Agreement and the Release.

•
This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Agreement, by which/whom any liability is and always has been expressly denied.

•	All accrued annual and long service leave entitlements will be paid in your Termination pay in accordance with the Australian Leave Policy.

•
As of the date of execution of this Agreement, Employee has not filed any administrative charges or lawsuits arising out of or relating to Employee’s employment with the Company or the separation of that employment. If Employee cannot represent that the statement in this paragraph is true, initial here: _____.

•
As of the date of execution of this Agreement, Employee has no work-related injury and is medically stationary with no impairment of earning capacity. If Employee cannot represent that the statement in this paragraph is true, initial here: _____.

•	The releases contained in this Agreement are in relation to the employment with any released entity at any location including but not limited to the States and Territories of Australia.

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III.    RELEASE
A.    Employee, for himself, and his marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to collectively as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Cliffs Logan County Coal LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Canadian Shared Services Inc.;

•	Northshore Mining Company;

•	Silver Bay Power Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Taconite Company Joint Venture;

•	United Taconite LLC;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Mining Services Company;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabush Iron Co. Ltd.;

•	Wabush Mines Joint Venture;

•	Cliffs International Management Company LLC;

•	Cliffs Sales Company;

•	Cliffs Natural Resources Exploration Ltda.;

•	Cliffs Natural Resources Pty Ltd;

•	Cliffs Chromite Ontario Inc.;

•
All affiliates of Cliffs Natural Resources Inc. not already listed above, including any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the individuals.
B.    Without limiting the generality of this Agreement, Employee acknowledges and agrees that this Agreement is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under the following laws, as amended from time to time:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Fair Labor Standards Act;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;

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•The Health Insurance Portability and Accountability Act;
•The Age Discrimination in Employment Act;
•The Older Workers Benefit Protection Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;
•The Lilly Ledbetter Fair Pay Act;
•State wage payment statutes;
•State wage and hour statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and
•All similar provisions under all other federal, state and local laws.
•The National Employment Standards and the Fair Work Act (Australia).
•Any Australian State or Territory legislation providing for long service leave benefits.
C.    Without limiting the generality of this Agreement, Employee further acknowledges and agrees that this Agreement is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:
•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;
•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;
•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;
•Loss of consortium; and
•Any claims that may relate to drug and/or alcohol testing.
•Statutory and / or contractual claims for redundancy or severance benefits.

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D.    Employee further understands, acknowledges and agrees that this Agreement is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of the date this Agreement is executed, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Agreement.
E.    Employee further understands, acknowledges and agrees that this Agreement waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in a lawsuit brought by any third party, including without limitation the Equal Employment Opportunity Commission (the “EEOC”) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.
F.    This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Agreement; or

•	Claims for benefits under any pension plan or welfare plan of the Company; or

•	Claims arising out of acts or practices which occur after the execution of this Agreement.
IV.    REPRESENTATION OF UNDERSTANDING OF RELEASE
Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Agreement. Employee represents and warrants that Employee has read all of the terms of this Agreement and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.
V.    CONFIDENTIAL INFORMATION AND COVENANTS
Employee represents that, during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party. Employee further represents and warrants that Employee will continue to abide by the terms of any confidentiality agreement applicable to Employee after the Termination Date.
VI.    RETURN OF COMPANY PROPERTY
A.    Employee agrees to return to the Company within five (5) calendar days following the Termination Date all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee further agrees that, as of the fifth (5th) calendar day following the Termination Date, he will not retain any documents or other property belonging to Company. For the avoidance of doubt, Employee shall not be required to return to the Company items not material to the business of the Company or its affiliates that are of nominal or sentimental value.
B.    Employee must comply fully with this Section VI before the Company is obligated to perform under Section I.
VII.    COOPERATION
During the period from the Date hereof through the Termination Date, Employee shall use his best efforts to perform his duties to the Company. Following the Termination Date, Employee shall continue to fully and reasonably cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company.
VIII.    NON-DISPARAGEMENT
Employee shall not make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than

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to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary. The Company shall not make any negative statements orally or in writing about Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives. Nothing herein shall prevent the Company from testifying truthfully in a legal proceeding or governmental administrative proceeding.
IX.    NON-SOLICITATION
Employee agrees that, during his period of employment and the period beginning on his Termination Date and ending twelve (12) months following the Termination Date, Employee shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to, or directly or indirectly actually hire, any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this Section IX shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person.
X.    SEVERABILITY
In the event that any provision(s) of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.
XI.    BINDING EFFECT
This Agreement shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.

XII.    WAIVER
No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his benefit, but such waiver shall in no way excuse the other Party from the performance of any of its/his other obligations under this Agreement.
XIII.    GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the state of Western Australia, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
XIV.    SUBSEQUENT MODIFICATIONS
The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.
XV.    ENTIRE AGREEMENT
This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the Parties except as expressly stated herein.

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XVI.    ATTORNEYS’ FEES AND COSTS
This Section XVI shall not apply to any litigation arising out of a challenge to the validity of the Release under the ADEA, or any litigation in which the validity of the Release under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Agreement, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees and costs.
XVII.    SECTION 409A
The Parties acknowledge that Employee shall incur a “separation from service,” within the meaning of Section 409A of the Code (“Section 409A”), no later than the Termination Date. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under Section 409A, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Employee dies during the six-month postponement period prior to the payment of such accumulated amounts, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 calendar days after the date of Employee’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent applicable, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
XVIII.    COUNTERPARTS
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single instrument, and this Agreement may be delivered by electronic transmission.

CLIFFS NATURAL RESOURCES INC.
/s/ P. Kelly Tompkins
P. Kelly Tompkins
Executive Vice President, External Affairs & President, Global Commercial
/s/ William S. Hart
William S. Hart
Date:	20/3/2014
/s/ Rochelle Lampard
Witness Signature
Rochelle Lampard
Witness Printed Name